UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2004

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

413 Pine Street

Suite 500

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

On July 27, 2004, Marchex, Inc., a Delaware corporation, completed the acquisition of goClick.com, Inc., a Connecticut corporation (“goClick”). In accordance with the terms of the Agreement and Plan of Merger, dated as of July 21, 2004 (the “Agreement and Plan of Merger”), by and among Marchex, Inc. (the “Registrant”), Project TPS, Inc.(“Project TPS”), a Delaware corporation, goClick and the sole stockholder of goClick, Project TPS merged with and into goClick and goClick, as the surviving corporation, became a wholly-owned subsidiary of the Registrant (the “Merger”). goClick is a provider of marketing technology and services for small merchants.

In consideration for all of the outstanding shares of goClick stock, the sole stockholder of goClick received approximately $12.5 million in a combination of cash and equity subject to the escrow provisions set forth in the Agreement and Plan of Merger. The cash portion of the consideration was equal to $8,229,750. The equity portion of the consideration was equal to 433,541 shares of Class B common stock of the Registrant, which shares in the aggregate were valued at $4,250,000 for the purposes of the Merger based on the average of the last quoted sale price for Registrant’s Class B common stock on the Nasdaq National Market for the 10 trading days immediately prior to execution of the Agreement and Plan of Merger.

The merger consideration was determined by arms’ length negotiation between the parties. The Registrant funded the cash portion of the merger consideration from cash on hand.

The issuance of the Class B common stock of the Registrant to the sole stockholder of goClick in connection with the Merger was exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 506 of Regulation D.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by the Agreement and Plan of Merger filed as Exhibit 2.1 to this Current Report, which is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Form 8-K not later than 60 days after the date this report is filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Form 8-K not later than 60 days after the date this report is filed.

(c)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 21, 2004, by and among Marchex, Inc., Project TPS, Inc., goClick.com, Inc., and the sole stockholder of goClick.com, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCHEX, INC.

Date: August 10, 2004	By:	/s/ Russell C. Horowitz
	Name: Title:	Russell C. Horowitz Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 21, 2004, by and among Marchex, Inc., Project TPS, Inc., goClick.com, Inc., and the sole stockholder of goClick.com, Inc.